Exhibit 10.1

March 9, 2018
Megan Molony
National Vision, Inc.
296 Grayson Highway
Lawrenceville, GA 30046
Megan.Molony@nationalvision.com
Via Electronic Mail
Dear Ms. Molony:
This Letter of Third Amendment (“Third Amendment”) reflects the mutual understanding of National Vision, Inc. (“Customer”) and Essilor of America, Inc. (“Essilor”) regarding the amendment of that certain Direct Lens Supply Letter Agreement dated May 25, 2011, as amended on December 2, 2014 and February , 2017, by and between the parties hereto regarding the Customer’s purchase of Direct Lenses from Essilor (the “Original Agreement” and, as hereby amended by the First and Second Amendments, the “Agreement”). All terms not defined herein will have the same meaning as set forth in the Agreement. The purpose of this Letter of Third Amendment is to extend the Term of the Agreement.
Term
The section “Term” of the Agreement shall be deleted and replaced in its entirety with the following paragraph:
“The term of this Letter Agreement shall extend for a period starting on the date set forth above and expiring on June 30, 2019 (the “Initial Term”), unless terminated earlier (or extended) in accordance with the provisions of this Letter Agreement, and the Price List will be effective as of the date of this Letter Agreement for any orders Customer may submit to Essilor on or after this date. Thereafter, the Letter Agreement shall extend for addition one year extensions (each a “Renewal Year”, and together with Initial Term, the “Term”), unless either party gives the other at least ninety (90) days prior written notice of the end of the Initial Term or Renewal Term, as applicable, of its desire to terminate this Letter Agreement. Notwithstanding the foregoing, Customer shall have the ability to unilaterally extend this Letter Agreement an additional calendar quarter after the proposed termination date. In addition, the exclusivity provisions set forth above shall, with respect to any Direct Lenses described on the Price List, become effective if, when, and during such time as Essilor is able to supply the Direct Lenses to Customer in accordance with the provisions of this Letter Agreement. Essilor understands and acknowledges that Customer and its Retail Stores will rely upon the timely availability and delivery by Essilor of Direct Lenses to Customer. Customer understands and acknowledges that certain products may not be immediately available for shipment.”
Kodak Agreement
This Section shall be deleted in its entirety.
Miscellaneous
This Third Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the party as an original signature of such party. Except as set forth in this Third Amendment, all terms, provisions and covenants of the Original Agreement shall remain unchanged and in full force and effect.

Very truly yours,

ESSILOR OF AMERICA, INC.

   /s/ Steve Nussbaumer
Steve Nussbaumer
Vice President, Retail Key Accounts
Essilor of America, Inc.

By executing below, the undersigned hereby represents and warrants that he/she has the authority to execute this Letter of Third Amendment on behalf of National Vision, Inc., and in furtherance of this Letter of Third Amendment.

AGREED TO AND ACCEPTED BY:

NATIONAL VISION, INC.

By:    /s/ Megan Molony
Name:       Megan Molony
Title:       Senior Vice President, Merchandising